**InsuraGuest Technologies Inc.**

**Consolidated Financial Statements**

**For the years ended**

**June 30, 2023, and June 30, 2022**

**(Expressed in United States Dollars)**

**Management's Responsibility for Financial Reporting**

To the Shareholders of InsuraGuest Inc. (the "Company"):

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are properly maintained to provide reliable information for the preparation of consolidated financial statements.

The Board of Directors and Audit Committee are composed primarily of Directors who are neither management nor employees of InsuraGuest Inc. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities. The Board fulfils these responsibilities by reviewing the consolidated financial information prepared by management and discussing relevant matters with management and external auditors. The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Board of Directors is also responsible for recommending the appointment of the Company's external auditors.

Buckley Dodds LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.

October 30, 2023

"Douglas Anderson"
CEO

"Logan Anderson"
CFO

Suite 2700 - 1177 West Hastings Street,
Vancouver, B.C. Canada V6E 2K3
Telephone: (604) 713-7077

## INDEPENDENT AUDITORS' REPORT

To the Shareholders of InsuraGuest Technologies Inc.

### Report on the Audit of the Consolidated Financial Statements

#### Opinion

We have audited the consolidated financial statements of InsuraGuest Technologies Inc. (the "Company"), which comprise the consolidated statements of financial position as at June 20, 2023 and the consolidated statements of changes in shareholders' equity (deficiency), consolidated statements of loss and comprehensive loss and consolidated statements of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as at June 30, 2023, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS).

#### Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the *Auditor's Responsibilities for the Audit of the Financial Statements* section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

#### Material Uncertainty Related to Going Concern

Without qualifying our opinion, we draw attention to Note 1 to the consolidated financial statements which indicates the existence of a material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern.

#### Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the current year. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matter described below to be the key audit matter to be communicated in our report.

*Revenue recognition as principal or agent*

We draw attention to Note 2 and Note 4 of the consolidated financial statements related to revenue recognition and revenues.

The Company records revenue on either a gross or net basis based on management's assessment of whether the Company is acting as the principal or agent in the transaction. This determination is based on whether the Company controls the service before the service is transferred to the customer.

We identified the assessment of presentation and accuracy of revenue from customers as a key audit matter since this matter represented an area of higher assessed risk of material misstatement given the judgement required in management's assessment as well as auditor judgement required to assess the agent and principal relationship with customers.

The primary procedures we performed to address this key audit matter included, but was not restricted to, the following:

- Obtained an understanding of the Company's agreements and the nature of the transactions with its customers in accordance with IFRS 15 Revenue from contracts with customers.
- Evaluated management's assessment of the terms and conditions of the Company's agreements and revenues with its customers.
- Performed substantive testing over a sample of transactions to validate the revenue and cost of sales recognized by the Company in accordance with the terms of its sales agreements.
- Assessed the revenue transactions with customers to establish the principal or agent relationship and validate revenues and cost of sales recognized accordingly.

**Other Matter**

The financial statements of the Company for the year ended June 30, 2022 were audited by another auditor who expressed an unmodified opinion on those financial statements on October 31, 2022.

**Information other than the Consolidated Financial Statements and the Auditor's Report thereon**

Management is responsible for the other information. The other information comprises the information, other than the consolidated financial statements and our auditor's report thereon, included in Management's Discussion and Analysis report.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management's Discussion and Analysis report prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor's report. We have nothing to report in this regard.

**Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements**

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

**Auditor's Responsibilities for the Audit of the Consolidated Financial Statements**

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control;

- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management;

- Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern;

- Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the financial statements.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Junaid Hassam.

Buckley Dodds

Vancouver, British Columbia
October 30, 2023

Buckley Dodds CPA
Chartered Professional Accountants

**InsuraGuest Technologies Inc.**

**Consolidated Statements of Financial Position**

**(Expressed in United States Dollars)**

**As at June 30, 2023 and June 30, 2022**

| | Note | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|---|
| **Assets** | | | |
| **Current assets** | | | |
| Cash | | 88,662 | 567,766 |
| Short-term investments | 6 | 34,037 | 34,978 |
| Receivables | 4,10 | 32,086 | 48,173 |
| Prepaid expenses | | 13,251 | 12,892 |
| | | **168,036** | 663,809 |
| **Non-current assets** | | | |
| Intangible asset - software | 5 | 31,194 | 56,256 |
| **Total assets** | | **199,230** | 720,065 |
| | | | |
| **Liabilities and shareholders' equity (deficiency)** | | | |
| **Current liabilities** | | | |
| Accounts payable and accrued liabilities | 7,10 | 199,990 | 195,245 |
| Deferred revenues | | 25,432 | 13,074 |
| Due to related parties | 10 | 241,193 | 57,956 |
| **Total liabilities** | | **466,615** | 266,275 |
| | | | |
| **Shareholders' equity (deficiency)** | | | |
| Share capital | 8 | 7,203,772 | 7,203,772 |
| Reserves | 8 | 839,661 | 825,001 |
| Accumulated other comprehensive loss | | (11,119) | (1,245) |
| Deficit | | (8,299,699) | (7,573,738) |
| **Total shareholders' equity (deficiency)** | | **(267,385)** | 453,790 |
| **Total liabilities and shareholders' equity (deficiency)** | | **199,230** | 720,065 |

| | |
|---|---|
| **Nature of operations and going concern** | 1 |
| **Events after the reporting period** | 15 |

**Approved on behalf of the Board of Directors on October 30, 2023:**

*"Douglas Anderson"* **Director** *"Charles Cayias"* **Director**

**The accompanying notes are an integral part of these consolidated financial statements.**

**InsuraGuest Technologies Inc.**

**Consolidated Statements of Changes in Shareholders' Equity (Deficiency)**

**(Expressed in United States Dollars)**

**For the years ended June 30, 2023 and June 30, 2022**

| | Common shares | | | | | | |
|---|---|---|---|---|---|---|---|
| | Number of shares # | Share capital $ | Reserves $ | Shares committed for issuance $ | Accumulated other comprehensive income (loss) | Deficit $ | Total shareholders' equity (deficiency) $ |
| Balance, July 1, 2021 | 52,804,944 | 5,548,971 | 1,155,412 | 495,065 | 40,578 | (6,309,126) | 930,900 |
| Shares issued on exercise of warrants | 5,799,731 | 1,216,334 | - | (495,065) | - | - | 721,269 |
| Shares issued on exercise of options | 700,000 | 111,134 | - | - | - | - | 111,134 |
| Fair value reversal on warrants exercised | - | 187,232 | (187,232) | - | - | - | - |
| Fair value reversal on options exercised | - | 115,935 | (115,935) | - | - | - | - |
| Fair value reversal on warrants expired | - | - | (145,293) | - | - | 145,293 | - |
| Fair value reversal on finders' warrants expired | - | 24,166 | (24,166) | - | - | - | - |
| Share-based payments | - | - | 142,215 | - | - | - | 142,215 |
| Translation adjustment | - | - | - | - | (41,823) | - | (41,823) |
| Loss for the year | - | - | - | - | - | (1,409,905) | (1,409,905) |
| June 30, 2022 | 59,304,675 | 7,203,772 | 825,001 | - | (1,245) | (7,573,738) | 453,790 |
| | | | | | | | |
| Balance, July 1, 2022 | 59,304,675 | 7,203,772 | 825,001 | - | (1,245) | (7,573,738) | 453,790 |
| Share-based payments | - | - | 14,660 | - | - | - | 14,660 |
| Translation adjustment | - | - | - | - | (9,874) | - | (9,874) |
| Loss for the year | - | - | - | - | - | (725,961) | (725,961) |
| **June 30, 2023** | **59,304,675** | **7,203,772** | **839,661** | **-** | **(11,119)** | **(8,299,699)** | **(267,385)** |

**The accompanying notes are an integral part of these consolidated financial statements.**

**InsuraGuest Technologies Inc.**

**Consolidated Statements of Loss and Comprehensive Loss**

**(Expressed in United States Dollars)**

**For the years ended June 30, 2023 and June 30, 2022**

| | Note | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|---|
| **Revenues** | 4,10,13,14 | 674,784 | 345,205 |
| **Cost of sales** | 10 | (286,187) | (96,248) |
| **Gross profit** | | **388,597** | 248,957 |
| | | | |
| **Operating expenses** | | | |
| Advertising and marketing | | 175,932 | 370,117 |
| Amortization | 5 | 25,062 | 25,062 |
| Consulting fees | 10 | 487,250 | 529,428 |
| General and administrative | 10 | 180,966 | 133,323 |
| Management fees | 10 | 71,680 | 75,858 |
| Office supplies, software and other | | 51,079 | 77,037 |
| Professional fees | 10 | 119,887 | 255,281 |
| Share-based payments | 8,10 | 14,660 | 142,215 |
| Transfer agent and filing fees | | 5,336 | 19,817 |
| Travel and related | | 7,456 | 30,724 |
| **Loss from operating expenses** | | **(1,139,308)** | (1,658,862) |
| Gain on forgiveness of accounts payable | 7 | 7,665 | - |
| Recovery of sales tax | 4 | 17,085 | - |
| **Loss before income taxes** | | **(725,961)** | (1,409,905) |
| Translation adjustment | | **(9,874)** | (41,823) |
| **Loss and comprehensive loss for the year** | | **(735,835)** | (1,451,728) |
| | | | |
| **Loss per share** | | | |
| **Weighted average number of common shares outstanding** | | | |
| **- basic #** | 9 | **59,304,675** | 58,521,783 |
| **- diluted #** | 9 | **59,304,675** | 58,521,783 |
| | | | |
| **Basic loss per share $** | 9 | **(0.01)** | (0.02) |
| **Diluted loss per share $** | 9 | **(0.01)** | (0.02) |

**The accompanying notes are an integral part of these consolidated financial statements.**

**InsuraGuest Technologies Inc.**

**Consolidated Statements of Cash Flows**

**(Expressed in United States Dollars)**

**For the years ended June 30, 2023 and June 30, 2022**

| | Note | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|---|
| **Operating activities** | | | |
| Loss for the year | | (725,961) | (1,409,905) |
| Amortization | | 25,062 | 25,062 |
| Gain on forgiveness of accounts payable | | (7,665) | - |
| Share-based payments | | 14,660 | 142,215 |
| Net change in non-cash working capital items | 11 | 227,570 | 148,974 |
| | | **(466,334)** | (1,093,654) |
| **Financing activities** | | | |
| Proceeds from exercise of warrants | | - | 721,269 |
| Proceeds from exercise of options | | - | 111,134 |
| | | - | 832,403 |
| **Net change in cash** | | **(466,334)** | (261,251) |
| **Effect of foreign exchange on cash** | | **(12,770)** | (40,989) |
| **Cash, beginning of year** | | **567,766** | 870,006 |
| **Cash, end of year** | | **88,662** | 567,766 |
| **Supplemental cash flow information** | 11 | | |

**The accompanying notes are an integral part of these consolidated financial statements.**

**(Expressed in United States Dollars)**

## 1. Nature of operations and going concern

### Nature of business

InsuraGuest Technologies Inc. (the "Company" or "ISG Tech") is a SaaS (Software-as-a-Service) company utilizing a proprietary insurance and technology software ("insurtech") to embed its short-term rental and event-based insurance products to the vacation rental, hotels, sports, and ticketed events sectors. The Company was incorporated on August 13, 2010 in British Columbia as an exploration company primarily focused on the acquisition, exploration and development of mineral properties located in Canada, and changed its principal business from mineral exploration to industrial products, technology, and software services. The Company's head office is located at Suite 170, 2725 East Parley's Way, Salt Lake City, Utah, 84109. The Company's registered office is located at Suite 1140, 625 Howe Street, Vancouver, BC, V6C 2T6.

On February 26, 2020, the Company completed the acquisition of all of the issued and outstanding securities in the capital of InsuraGuest Inc. ("ISG Inc."), a private company incorporated in the state of Utah, in exchange for the issuance of an aggregate of 21,080,992 common shares in the capital of the Company to the shareholders of ISG Inc. pursuant to the terms of an Arrangement Agreement dated January 14, 2019 between the Company, ISG Acquisition Corp. (a wholly-owned, inactive subsidiary of the Company) and ISG Inc. (collectively, the "Transaction"), which received shareholder approval. The Transaction was accounted for as a reverse acquisition ("RTO").

The Company has earned nominal revenues to date, and the Company's continuing operations will be entirely dependent upon proving the technology through successful integration with existing and future customers.

### Going concern

The Company's consolidated financial statements (the "financial statements") are prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. There are conditions and events which constitute material uncertainties that may cast significant doubt on the validity of this assumption.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors challenge the Company's ability to continue as a going concern for a year from the date these financial statements were issued.

As at June 30, 2023, the Company had not achieved profitable operations, has a working capital deficit of $298,579 (June 30, 2022 – working capital surplus of $397,534) and has a history of losses and has an accumulated deficit of $8,299,699 (June 30, 2022 - $7,573,738). There is a material uncertainty which may cast significant doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

## 2. Significant accounting policies

### Basis of presentation

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

These financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value. In addition, these financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

These financial statements are presented in United States (U.S.) dollars. The functional currency of the Company and its controlled subsidiaries is detailed below.

### Principles of consolidation

These financial statements include the accounts of the Company and its wholly owned subsidiaries, as follows:

| Name | Functional currency | Relationship |
|---|---|---|
| InsuraGuest Technologies Inc. | Canadian dollar | Legal parent company |
| InsuraGuest Inc. | U.S. dollar | Legal subsidiary company |
| ISG Acquisition Corp. | U.S. dollar | Subsidiary company |
| MDO Mining Corp. | Canadian dollar | Subsidiary company |
| InsuraGuest Insurance Agency, LLC | U.S. dollar | Subsidiary company |
| InsuraGuest Risk Purchasing Group, LLC | U.S. dollar | Subsidiary company |
| Insure The People, LLC | U.S. dollar | Subsidiary company |
| ISG Sports, LLC | U.S. dollar | Subsidiary company |

A subsidiary is an entity controlled by the Company and is included in the financial statements from the date that control commences until the date that control ceases. The accounting policies of a subsidiary are changed where necessary to align them with the policies adopted by the Company.

All intercompany balances are eliminated on consolidation.

These financial statements account for ISG Tech as a controlled entity requiring consolidation since the date of the RTO (note 1), effective February 26, 2020.

**2. Significant accounting policies** (continued)

**Share capital**

Common shares are classified as shareholders' equity. Transaction costs directly attributable to the issue of common shares and stock options, including the fair value of compensatory warrants, are recognized as a deduction from shareholders' equity, net of any tax effects. Common shares issued for consideration other than cash, are valued based on their fair value at the date the shares are issued.

Proceeds from the issuance of units are allocated between common shares and common share purchase warrants based on the residual value method. Under this method, the proceeds are allocated to share capital based on the fair value of the common shares and any residual value is allocated to common share purchase warrants. Standalone warrants are valued using the Black-Scholes option pricing model.

**Share-based payments**

Options granted to employees and others providing similar services are measured on grant date at the fair value of the instruments issued. Fair value is determined using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest. Each tranche in an award with graded vesting is considered a separate grant with a different vesting date and fair value. Each grant is accounted for on that basis.

Options granted to non-employees are measured at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which case the fair value of the equity instruments issued is used. The value of the goods or services is recorded at the earlier of the vesting date, or the date the goods or services are received.

Over the vesting period, share-based payments are recorded as an expense with an offset to contributed surplus. When options are exercised, the consideration received is recorded as share capital. In addition, the related share-based payment amount originally recorded as contributed surplus is transferred to share capital. When options are cancelled or expire, the initial recorded value is reversed from contributed surplus and credited to deficit.

**Earnings (loss) per common share**

Basic earnings (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings loss per share include the dilutive effect, if any, from the potential exercise of warrants or stock options using the treasury stock method.

**Cash and cash equivalents**

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As at June 30, 2023 and June 30, 2022, the Company did not have any cash equivalents.

**2. Significant accounting policies** (continued)

**Revenue recognition**

The Company's accounting policy for revenue recognition under IFRS 15, Revenue from Contracts with Customers, follows a five-step model to determine the amount and timing of revenue to be recognized:

1. Identifying the contract with a customer;

2. Identifying the performance obligations within the contract;

3. Determining the transaction price;

4. Allocating the transaction price to the performance obligations; and

5. Recognizing revenue when/as performance obligation(s) are satisfied.

The Company recognizes revenue from short-term rental and event-based insurance products to the vacation rental, hotels, sports, and ticketed events sectors. The performance obligations are satisfied at a point in time when the end customer can benefit from the services, which occurs during their stay at hotel, vacation rental or during their presence at the ticketed event.

The Company records revenue on either a gross or net basis based on management's assessment of whether the Company is acting as the principal or agent in the transaction. This determination is based on whether the Company controls the service before the service is transferred to the customer. If the Company controls the service before the service is transferred to the customer, the Company is considered the principal in the transaction and records revenue on a gross basis. Otherwise, the Company is considered the agent and records revenue on a net basis. The Company has concluded that it is the principal in relation to the software related services as the Company performs these services utilizing its proprietary technology software and revenue is recorded on a gross basis as the Company is considered the principal in the transaction. For all other revenue streams, the Company has concluded that it is acting as agent and records revenue on net basis.

**Financial instruments**

Financial instruments are measured on initial recognition at fair value, plus, in the case of financial instruments other than those classified as fair value through profit or loss ("FVTPL"), directly attributable transaction costs. Financial instruments are recognized when the Company becomes a party to the contracts that give rise to them and are classified as: amortized cost; fair value through profit or loss; or, fair value through other comprehensive income, as appropriate. The Company considers whether a contract contains an embedded derivative when it first becomes a party to it. The embedded derivatives are separated from the host contract if the host contract is not measured at FVTPL and when the economic characteristics and risks are not closely related to those of the host contract. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

Financial assets at amortized cost
A financial asset is measured at amortized cost if it is held by a business whose objective is to hold assets to collect contractual cash flows and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding and is not designated as FVTPL. Financial assets classified as amortized cost are measured subsequent to initial recognition at amortized cost using the effective interest method. Trade receivables are classified as and measured at amortized cost.

Financial assets at FVTPL
Financial assets at FVTPL include financial assets held for trading and financial assets not designated upon initial recognition as amortized cost or fair value through other comprehensive income ("FVTOCI"). A financial asset is classified in this category principally for the purpose of selling in the short term, or if so designated by management. Transaction costs are expensed as incurred. On initial recognition, a financial asset that otherwise meets the requirements to be measured at amortized cost or FVTOCI may be irrevocably designated as FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. The Company's cash and short-term investments are measured at FVTPL with changes in fair value recognized in the consolidated statements of loss and comprehensive loss.

**2. Significant accounting policies** (continued)

**Financial instruments** (continued)

Financial assets at FVTOCI
On initial recognition of an equity investment that is not held for trading, an irrevocable election is available to measure the investment at fair value upon initial recognition plus directly attributable transaction costs and at each period end, changes in fair value are recognized in other comprehensive income ("OCI") with no reclassification to the consolidated statements of loss and comprehensive loss. The election is available on an investment-by-investment basis. The Company has no assets in this category.

Financial liabilities
Financial liabilities, including accounts payable, deferred revenues, and due to related parties are recognized initially at fair value, net of transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the consolidated statements of loss and comprehensive loss when the liabilities are derecognized as well as through the amortization process. Accounts payable and due to related parties are classified as and measured at amortized cost.

Derecognition of financial assets and liabilities
The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expelled. The financial liability derecognized, and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

Impairment of financial assets
Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each reporting period end. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted. The criteria that the Company uses to determine if there is objective evidence of an impairment loss includes:

- Significant financial difficulty of the issuer or counterparty;
- Default or delinquency in interest or principal payments; or
- It has become probable that the borrower will enter bankruptcy or financial reorganization.

At each statement of financial position date, on a forward looking basis, the Company assesses the expected credit losses associated with its financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

**Impairment**

At the end of each reporting period, the Company's assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm's length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

**2. Significant accounting policies** (continued)

**Impairment** (continued)

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

**Intangible assets**

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Amortization is provided on a straight-line basis over their estimated useful lives (assessed as 5 years for the Company's software), which do not exceed the contractual period, if any. The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively. As at June 30, 2023 and June 30, 2022, all of the Company's intangible assets are internally generated.

**Income taxes**

Income tax is recognized in profit or loss except to the extent that it relates to items recognized in other comprehensive income or loss or directly in shareholders' equity (deficit), in which case it is recognized in other comprehensive income or loss or shareholders' equity (deficit). Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period applicable to the period of expected realization or settlement. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same tax authority and the group intends to settle its current tax assets and liabilities on a net basis.

**New accounting policies**

Certain pronouncements have been issued by the IASB or IFRIC that are effective for accounting periods beginning on or after January 1, 2023:

i. Classification of liabilities as current or non-current (amendment to IAS 1);
ii. Property, plant and equipment – proceeds before intended use (amendment to IAS 16); and
iii. Annual improvement to IFRS standards – 2018 to 2020.

The Company has reviewed these updates and determined that many of these updates are not applicable or consequential to the Company and have been excluded from discussion within these significant accounting policies.

**3. Significant accounting judgements and estimates**

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

**3. Significant accounting judgements and estimates** (continued)

The significant areas requiring the use of management estimates and assumptions include:

**Current and deferred taxes**

Estimations of the tax assets or liabilities require assessments to be made based on the potential tax treatment of certain items that will only be resolved once finally agreed with the relevant tax authorities. Assumptions underlying the composition of deferred tax assets and liabilities include estimates of future financial performance and the timing of reversal of temporary differences as well as the tax rates and laws in each respective jurisdiction at the time of the expected reversal.

**Valuation of intangible assets**

Amortization of intangible asset is dependent upon the estimate of the useful life, which is determined through the exercise of judgment. The assessment of any impairment of this asset is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful life of the asset.

**Share-based payments**

The determination of the fair value of stock options or warrants using stock pricing models requires the input of highly subjective variables, including expected price volatility. The achievement of non-market performance conditions and number of equity instruments expected to satisfy the condition is subject to management judgement. These conditions relate to the provision of service over a specified period of time in order to receive the awarded options and the occurrence of certain events. At each reporting date and vesting date, estimates are revised to reflect the number of equity instruments for which the service and any non-market performance conditions are estimated to be satisfied. Wide fluctuations in the variables could materially affect the fair value estimate; therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options and warrants.

The significant area where management's judgement has been applied include:

**Going concern assessment**

The financial statements are prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future (note 1). The assessment of the Company's ability to continue as a going concern and to raise sufficient funds to pay for its ongoing operating expenditures and meet its liabilities for the ensuing year as they fall due, involves judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary if the carrying value of the assets and liabilities, the reported expenses and the statement of financial position classifications used.

**(Expressed in United States Dollars)**

## 4. Receivables and revenues

Receivables consist of the following:

| | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|
| Trade receivables (note 9) | 22,257 | 25,392 |
| Sales tax recoverable | 9,829 | 22,781 |
| | **32,086** | 48,173 |

During the year ended June 30, 2023, the Company recognized a recovery of sales tax previously written-off in the amount of $17,085 (2022 - $nil).

As at June 30, 2023, management has concluded that no provision for allowance for doubtful accounts is required (June 30, 2022 – none). The aging analysis of trade receivables is as follows:

| | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|
| 0-30 days | 22,257 | 21,637 |
| 31-60 days | - | 3,755 |
| 61-90 days | - | - |
| Greater than 90 days | - | - |
| | **22,257** | 25,392 |

During the year ended June 30, 2023, revenues from the 3 largest customers amounted to 37.0%, 24.0%, and 17.4% of gross revenues. During the year ended June 30, 2022, revenues from the 3 largest customers amounted to 37.2%, 25.3%, and 18.2% of gross revenues. As at June 30, 2023, customers with the 3 largest trade receivable balances amounted to 54.2%, 40.2%, and 5.6% of total trade receivables; as at June 30, 2022, the figures were 32.9%, 32.5%, and 26.4%.

In accordance with the Company's stated accounting policy, the Company recognizes revenues on both a gross and a net basis, depending on whether the Company is considered the principal or an agent in the transaction.

A reconciliation of gross to net revenues for the years ended June 30, 2023, and June 30, 2022 is as follows:

| | June 30, 2023 $ | June 30, 2022 $ |
|---|---|---|
| Gross revenues | 896,594 | 495,363 |
| Less: | | |
| Cost of sales adjustments | (221,810) | (150,158) |
| **Net revenues** | **674,784** | 345,205 |

(Expressed in United States Dollars)

## 5. Intangible asset

| Cost | Balance at July 1, 2021 $ | Additions $ | Disposals $ | Balance at June 30, 2022 $ |
|---|---|---|---|---|
| Software | 125,310 | - | - | 125,310 |
| Total | 125,310 | - | - | 125,310 |

| Accumulated amortization | Balance at July 1, 2021 $ | Additions $ | Disposals $ | Balance at June 30, 2022 $ |
|---|---|---|---|---|
| Software | 43,992 | 25,062 | - | 69,054 |
| Total | 43,992 | 25,062 | - | 69,054 |

| Cost | Balance at July 1, 2022 $ | Additions $ | Disposals $ | Balance at June 30, 2023 $ |
|---|---|---|---|---|
| Software | 125,310 | - | - | 125,310 |
| **Total** | **125,310** | **-** | **-** | **125,310** |

| Accumulated amortization | Balance at July 1, 2022 $ | Additions $ | Disposals $ | Balance at June 30, 2023 $ |
|---|---|---|---|---|
| Software | 69,054 | 25,062 | - | 94,116 |
| **Total** | **69,054** | **25,062** | **-** | **94,116** |

| | |
|---|---|
| Net book value - June 30, 2022 | 56,256 |
| **Net book value - June 30, 2023** | **31,194** |

During the year ended June 30, 2023, the Company recorded total amortization charges of $25,062 (2022 - $25,062). During the year ended June 30, 2020, the Company recorded $17,520 in additions to software costs in relation to a new platform (vacation rental) that was not yet ready for use as at June 30, 2020. During the year ended June 30, 2021, the new platform was put into use. Accordingly, amortization charges of $3,504 were recorded for the year ended June 30, 2023 (2022 - $3,504) (included in total amortization charges).

## 6. Short-term investments

As at June 30, 2023, the Company had reclamation bonds held with the Ministry of Mines (British Columbia) in the amount of $34,037 (June 30, 2022 - $34,978). During the year ended June 30, 2022, these reclamation bonds were reclassified as short-term investments as they are Guaranteed Investment Certificates that mature within 12 months.

**(Expressed in United States Dollars)**

## 7. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consist of the following:

| | **June 30, 2023 $** | June 30, 2022 $ |
|---|---|---|
| Trade payables | 199,990 | 153,130 |
| Accrued liabilities | - | 42,115 |
| | **199,990** | 195,245 |

During the year ended June 30, 2023, the Company recognized a gain on forgiveness of accounts payable in the amount of $7,665 (2022 - $nil).

## 8. Shareholders' equity

The authorized share capital of the Company consists of the following:

- an unlimited number of common shares without par value; and
- an unlimited number of preferred shares without par value.

From incorporation to June 30, 2023, the Company has not issued any preferred shares. All issued and outstanding common shares are fully paid. As at June 30, 2023, no common shares are held in escrow (June 30, 2022 – 11,639,998).

**Transactions for the issue of share capital during the year ended June 30, 2023:**

- There was no share capital activity during the year ended June 30, 2023.

**Transactions for the issue of share capital during the year ended June 30, 2022:**

- The Company issued 5,799,731 common shares pursuant to the exercise of warrants for gross proceeds of $1,216,334 (CAD $1,522,244). Of this amount, $495,065 (CAD $613,633) had been received as at June 30, 2021, representing the exercise of 3,068,163 warrants.

  In connection with certain of the warrants exercised, the original fair value of $187,232 was reversed from reserves and credited to share capital.

- The Company issued 700,000 common shares pursuant to the exercise of stock options for gross proceeds of $111,134 (CAD $140,000).

  In connection with certain of the stock options exercised, the original fair value of $115,935 was reversed from reserves and credited to share capital.

**(Expressed in United States Dollars)**

**8. Shareholders' equity** (continued)

**Warrants**

A summary of the status of the Company's warrants as at June 30, 2023, and June 30, 2022, and changes during the years then ended is as follows:

| | **Year ended June 30, 2023** | | Year ended June 30, 2022 | |
|---|---|---|---|---|
| | Warrants # | Weighted average exercise price (CAD $) | Warrants # | Weighted average exercise price (CAD $) |
| Warrants outstanding, beginning of year | 38,035,725 | 0.24 | 51,264,098 | 0.25 |
| Exercised | - | - | (5,799,731) | 0.26 |
| Expired - Private Placement Warrants | (10,000,000) | 0.35 | (7,120,242) | 0.26 |
| Expired - Finders' Warrants | - | - | (308,400) | 0.50 |
| **Warrants outstanding, end of year** | **28,035,725** | **0.20** | 38,035,725 | 0.24 |

In connection with the Transaction (note 1), performance warrants (the "Performance Warrants") issued are as follows:

- Series A warrants were issued on a ratio of 0.11 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of two (2) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $1,000,000** within two (2) years from the closing of the Agreement (milestone not met, and warrants expired);
- Series B warrants were issued on a ratio of 0.32 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of five (5) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $5,000,000** within five (5) years from the closing of the Agreement;
- Series C warrants were issued on a ratio of 0.37 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of seven and a half (7.5) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $10,000,000** within seven and a half (7.5) years from the closing of the Agreement; and
- Series D warrants were issued on a ratio of 0.64 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of ten (10) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $20,000,000** within ten (10) years from the closing of the Agreement.

The Performance Warrants issued formed additional consideration to the ISG Inc. shareholders in connection with the completion of the Transaction and were fair valued (total of $323,000) using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD $0.20, exercise price of CAD $0.20, risk-free rate of 2.00%, expected volatility of 120%, and expected life of 1.31 years. Further, the model was adjusted to incorporate a probability-weighted analysis (expected forfeiture rates of 50% to 93.75%) to adjust the value of the Performance Warrants for management's estimate of the likelihood of the revenue targets (summarized above) being met.

During the year ended June 30, 2023, 10,000,000 warrants expired unexercised. There was no value originally attributed to these warrants, so no fair value to reverse on expiration.

During the year ended June 30, 2022, the 308,400 finders' warrants expired unexercised. In connection with the expiration, the original fair value of $24,166 was reversed from reserves and credited to share capital.

During the year ended June 30, 2022, an additional 7,120,242 warrants expired unexercised. In connection with certain of the warrants expired, the original fair value of $145,293 was reversed from reserves and credited to deficit.

**(Expressed in United States Dollars)**

**8. Shareholders' equity** (continued)

**Warrants** (continued)

As at June 30, 2023, the Company had warrants outstanding and exercisable as follows:

| Warrants outstanding # | Warrants exercisable # | Exercise price (CAD $) | Weighted average remaining life (years) | Expiry date |
|---|---|---|---|---|
| 6,745,919 | - | 0.20 | 1.66 | February 26, 2025 |
| 7,799,969 | - | 0.20 | 4.16 | August 26, 2027 |
| 13,489,837 | - | 0.20 | 6.67 | February 26, 2030 |
| **28,035,725** | **-** | **0.20** | **4.76** | |

**Stock options**

A summary of the status of the Company's stock options as at June 30, 2023, and June 30, 2022, and changes during the years then ended is as follows:

| | **Year ended June 30, 2023** | | Year ended June 30, 2021 | |
|---|---|---|---|---|
| | Options # | Weighted average exercise price (CAD $) | Options # | Weighted average exercise price (CAD $) |
| Options outstanding, beginning of year | 4,774,500 | 0.29 | 2,674,500 | 0.20 |
| Granted | - | - | 2,800,000 | 0.35 |
| Exercised | - | - | (700,000) | 0.20 |
| **Options outstanding, end of year** | **4,774,500** | **0.29** | 4,774,500 | 0.29 |

On January 7, 2021, the Company granted 2,674,500 stock options to Directors, Officers and consultants. The options are exercisable at CAD $0.20 and expire three years from the grant date. The options were valued at $434,984 ($0.163 per option) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.25, exercise price of CAD $0.20, risk-free rate of 0.18%, expected volatility of 153%, and expected life of 3.00 years.

On August 3, 2021, the Company granted 1,600,000 stock options to an Officer of the Company pursuant to an Executive Services Agreement (the "ESA"). The options are exercisable at $0.35 and are subject to vesting terms as follows:

- 250,000 of the options vested on signing of the ESA and expire on August 1, 2023 (the "Initial Vesting Options");
- 250,000 of the options vested on September 1, 2022 and expire on August 1, 2024 (the "Second Vesting Options");
- 84,034 of the options vested on the Company earning $1,000,000 in gross revenues on or before February 26, 2023 (the "Initial Revenue Milestone Options") (milestone met);
- 244,461 of the options vest on the Company earning $5,000,000 in gross revenues on or before February 26, 2026;
- 282,658 of the options vest on the Company earning $10,000,000 in gross revenues on or before August 26, 2028; and
- The remaining 488,847 of the options vest on the Company earning $20,000,000 in gross revenues on or before February 26, 2031.

Each revenue milestone refers to the total gross revenue the Company must receive prior to the expiration date of the particular option.

**(Expressed in United States Dollars)**

**8. Shareholders' equity** (continued)

**Stock options** (continued)

The Initial Vesting Options were valued at $33,188 (CAD $42,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 2.0 years.

The Second Vesting Options were valued at $39,510 (CAD $50,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 3.0 years. Although the Second Vesting Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $33,224 in respect of these options, with the difference of $6,286 being recorded on vesting during the year ended June 30, 2023.

The Initial Revenue Milestone Options were valued at $10,272 (CAD $13,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 1.6 years. Although the Initial Revenue Milestone Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $5,947 in respect of these options, as the Company expected the revenue milestone to be met prior to February 26, 2023. The revenue milestone was met, and an additional accrual of $4,325 was made during the year ended June 30, 2023.

No accrual towards any of the additional three tranches have been made as at June 30, 2023, as management of the Company cannot readily determine whether these additional revenue milestones will be met, and accordingly, whether the options will vest.

Further, the Company granted a total of 1,200,000 stock options to four Officers of the Company (300,000 options per Officer), exercisable at CAD $0.35 with an expiration of February 26, 2031. The options are subject to vesting terms as follows:

- 240,000 of the options vested on September 1, 2021 (the "First Vesting Options");
- 73,340 of the options vested on the Company earning $1,000,000 in gross revenues on or before February 26, 2023 (the "First Revenue Milestone Options") (milestone met);
- 213,348 of the options vest on the Company earning $5,000,000 in gross revenues on or before February 26, 2026;
- 246,684 of the options vest on the Company earning $10,000,000 in gross revenues on or before August 26, 2027; and
- The remaining 426,628 of the options vest on the Company earning $20,000,000 in gross revenues on or before February 26, 2031.

Each revenue milestone refers to the total gross revenue the Company must receive prior to the expiration of the date of the particular option.

The First Vesting Options were valued at $64,006 (CAD $81,000) using the Black-Scholes option pricing model with the following assumptions: share price of $0.36, exercise price of CAD $0.35, risk-free rate of 1.08%, expected volatility of 119%, and an expected life of 9.5 years.

The First Revenue Milestone Options were valued at $9,899 (CAD $13,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.36, exercise price of CAD $0.35, risk-free rate of 0.41%, expected volatility of 106%, and an expected life of 1.5 years. Although the First Revenue Milestone Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $5,850 in respect of these options, as the Company expected the revenue milestone to be met prior to February 26, 2023. The revenue milestone was met, and an additional accrual of $4,049 was made during the year ended June 30, 2023.

No accrual towards any of the additional three tranches have been made as at June 30, 2023, as management of the Company cannot readily determine whether these additional revenue milestones will be met, and accordingly, whether the options will vest.

(Expressed in United States Dollars)

**8. Shareholders' equity** (continued)

**Stock options** (continued)

As at June 30, 2023, the Company has stock options outstanding and exercisable as follows:

| Options outstanding # | Options exercisable # | Exercise price (CAD $) | Weighted average remaining life (years) | Expiry date |
|---|---|---|---|---|
| 250,000 | 250,000 | 0.35 | 0.09 | August 1, 2023 |
| 1,974,500 | 1,974,500 | 0.20 | 0.52 | January 7, 2024 |
| 250,000 | 250,000 | 0.35 | 1.09 | August 1, 2024 |
| 244,461 | - | 0.35 | 2.66 | February 26, 2026 |
| 213,348 | - | 0.35 | 2.66 | February 26, 2026 |
| 246,684 | - | 0.35 | 4.16 | August 26, 2027 |
| 282,658 | - | 0.35 | 5.16 | August 26, 2028 |
| 488,847 | - | 0.35 | 7.67 | February 26, 2031 |
| 426,628 | - | 0.35 | 7.67 | February 26, 2031 |
| 73,340 | 73,340 | 0.35 | 7.67 | February 26, 2031 |
| 84,034 | 84,034 | 0.35 | 8.09 | August 1, 2031 |
| 240,000 | 240,000 | 0.35 | 8.18 | September 1, 2031 |
| **4,774,500** | **2,871,874** | **0.29** | **3.20** | |

**Reserves**

Reserves, when applicable, includes the accumulated fair value of stock options recognized as share-based payments, the fair value of warrants issued on private placements, and the fair value of other standalone compensatory warrants issued. Reserves are increased by the fair value of these items on vesting and is reduced by corresponding amounts when the options or warrants are exercised, expired, or cancelled.

**9. Loss per share**

The calculation of basic and diluted loss per share for the year ended June 30, 2023 was based on the net loss of $725,961 (2022 - $1,409,905) and a weighted average number of common shares outstanding of 59,304,675 (2022 – 58,521,783). All stock options and warrants were excluded from the diluted weighted average number of shares calculation, as their effect would have been anti-dilutive.

**10. Related party balances and transactions**

Key management personnel include those persons having the authority and responsibility of planning, directing and executing the activities of the Company. The Company has determined that its key management personnel consist of its Executive Officers and Directors. Other related parties to the Company include companies in which key management have control or significant influence. Key management personnel receive no salaries, non-cash benefits, or other remuneration directly from the Company, except as noted below.

(Expressed in United States Dollars)

**10. Related party balances and transactions** (continued)

During the year ended June 30, 2023, the Company had the following related party transactions:

- $45,000 in consulting fees were paid or accrued to a company in which a Director the Company has significant influence;
- $60,000 in consulting fees were paid or accrued to an Officer the Company;
- $31,357 in professional fees were paid or accrued to companies controlled by a Director of the Company;
- $50,000 in licensing fees (cost of sales) was paid or accrued to an Officer and Director of the Company;
- $52,500 in professional fees was paid or accrued to an Officer of the Company;
- $60,000 in professional fees was paid or accrued to a former Officer of the Company;
- $118,000 in professional fees was paid or accrued to an Officer of the Company;
- $44,800 in management fees was paid or accrued to a Director of the Company;
- $17,920 in rent (general and administrative) was paid or accrued to a company controlled by two Directors of the Company;
- $26,880 in management fees were paid or accrued to a Director of the Company; and
- $14,660 in share-based payments expense was recognized for stock options granted to key management.

During the year ended June 30, 2022, the Company had the following related party transactions:

- $90,000 in consulting fees were paid or accrued to a company in which a Director the Company has significant influence;
- $60,000 in consulting fees were paid or accrued to an Officer the Company;
- $44,311 in professional fees were paid or accrued to companies controlled by a Director of the Company;
- $50,000 in licensing fees (cost of sales) was paid or accrued to an Officer and Director of the Company;
- $89,000 in professional fees was paid or accrued to an Officer of the Company;
- $55,000 in professional fees was paid or accrued to an Officer of the Company;
- $110,333 in professional fees was paid or accrued to an Officer of the Company;
- $25,000 in professional fees was paid or accrued to a company controlled by an Officer of the Company;
- $46,226 in management fees was paid or accrued to a Director of the Company;
- $19,202 in rent was paid or accrued to a company controlled by two Directors of the Company;
- $29,632 in management fees were paid or accrued to a Director of the Company; and
- $142,215 in share-based compensation was recognized for stock options granted to key management.

Further to the above, gross revenues recognized during the year ended June 30, 2023 of $494,221 (2022 - $172,017) were earned from hotel groups in which an Officer of the Company holds an executive role, and gross revenues of $349,810 (2022 - $260,880) was earned from event-based insurance sold to three resorts in which an Officer of the Company holds and executive role. As at June 30, 2023, $22,246 (note 4) is included in receivables as owing from these hotel groups (June 30, 2022 - $15,043). Further, as at June 30, 2023, $1,962 is owing to these hotel groups and included in accounts payable and accrued liabilities (June 30, 2022 - $nil).

As at June 30, 2023, a total of $241,193 is owing to Directors/Officers and companies in which certain Directors/Officers of the Company have control or significant influence (June 30, 2022 - $57,956) in respect of consulting fees, administrative fees, management fees and professional services provided.

Further, as at June 30, 2023, and amount of $20,544 is owing to an Officer in connection with an overpayment of proceeds from the exercise of share purchase warrants (June 30, 2022 - $20,544). This amount is included in accounts payable and accrued liabilities.

**(Expressed in United States Dollars)**

## 11. Supplemental cash flow information

Changes in non-cash operating working capital during the years ended June 30, 2023 and June 30, 2022 were comprised of the following:

| | **June 30, 2023 $** | June 30, 2022 $ |
|---|---|---|
| Receivables | 15,474 | (16,364) |
| Prepaid expenses | (359) | 99,112 |
| Accounts payable and accrued liabilities | 16,717 | 38,770 |
| Deferred revenues | 12,358 | 13,074 |
| Due to related parties | 183,380 | 14,382 |
| **Net change** | **227,570** | 148,974 |

The Company did not incur any non-cash financing or investing activities during the years ended June 30, 2023 or June 30, 2022.

During the years ended June 30, 2023, $nil was paid for income taxes (2022 - $nil), and $nil was paid for interest (2022 - $nil).

## 12. Income taxes

The following table reconciles the expected income tax expense (recovery) at the statutory income tax rates to the amounts recognized in the consolidated statements of loss and comprehensive loss for the years ended June 30, 2023 and June 30, 2022:

| | **June 30, 2023 $** | June 30, 2022 $ |
|---|---|---|
| Loss before taxes | (725,961) | (1,409,905) |
| Effective income tax rate | 27.00% | 27.00% |
| Expected income tax recovery | (196,010) | (380,674) |
| Change in statutory, foreign tax, foreign exchange rates and other | 13,841 | 13,326 |
| Non-deductible items | (2,539) | 38,398 |
| Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses | - | (58,159) |
| Share issue costs | - | - |
| Change in deferred tax asset not recognized | 184,708 | 387,109 |
| **Net change** | - | - |

The deferred taxes assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax values.

| | **June 30, 2023 $** | June 30, 2022 $ |
|---|---|---|
| Deferred tax assets (liabilities): | | |
| Intangible assets | (7,783) | (14,036) |
| Non-capital losses | 7,783 | 14,036 |
| **Net deferred tax liability** | - | - |

(Expressed in United States Dollars)

**12. Income taxes** (continued)

The unrecognized deductible temporary differences as at June 30, 2023, and June 30, 2022 are comprised of the following:

| | **June 30, 2023** **$** | June 30, 2022 $ |
|---|---|---|
| Net operating loss and non-capital loss carry-forward | 1,257,079 | 1,112,370 |
| Share issue costs | 6,794 | 12,412 |
| Interest payable | 85,000 | 46,000 |
| Deferred tax asset not recognized | (1,348,873) | (1,170,782) |
| **Net deferred tax asset** | - | - |

As at June 30, 2023, the Company has net operating loss carry forwards of approximately $4,051,000 (United States) and non-capital loss carry forwards of approximately $911,000 (Canada) (June 30, 2022 - $3,507,000 (United States) and $880,000 (Canada)). The United States losses do not have an expiration date, whereas the Canadian losses expire between 2038 and 2043.

As at June 30, 2023, there are share issue costs totaling approximately $26,000 (June 30, 2022 - $45,000), which have not been claimed for income tax purposes. When applied, these losses will expire between 2043 and 2045.

Income tax attributes are subject to review, and potential adjustments, by tax authorities.

**13. Capital management and financial risk management**

**Capital management**

The Company is a public company and considers items included in shareholders' equity (deficiency) as capital. The Company's primary objective with respect to its capital management is to ensure that it has sufficient cash resources to fund its continuing operations and service any debt.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There has been no change to the Company's capital management practices since incorporation.

**Classification of financial instruments**

| **Financial assets:** | **Classification:** | **Subsequent measurement:** |
|---|---|---|
| Cash | FVTPL | Fair value |
| Short-term investments | FVTPL | Fair value |
| Trade receivables | Amortized cost | Amortized cost |

| **Financial liabilities:** | **Classification:** | **Subsequent measurement:** |
|---|---|---|
| Accounts payable | Other financial liabilities | Amortized cost |
| Deferred revenues | Other financial liabilities | Amortized cost |
| Due to related parties | Other financial liabilities | Amortized cost |

**Financial instruments - fair value**

The Company's financial instruments consist of cash, short-term investments, trade receivables, accounts payable, deferred revenues, and due to related parties. The carrying value of trade receivables, accounts payable, and due to related parties approximated their fair value because of the short-term nature of these instruments.

**(Expressed in United States Dollars)**

**13. Capital management and financial risk management** (continued)

**Financial instruments - fair value** (continued)

Financial instruments measured at fair value on the consolidated statements of financial position are summarized into the following fair value hierarchy levels:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

| | Level 1 | Level 2 | Level 3 | Total |
|---|---|---|---|---|
| | $ | $ | $ | $ |
| **June 30, 2023** | | | | |
| Cash | 88,662 | - | - | 88,662 |
| Short-term investments | 34,037 | - | - | 34,037 |
| | **122,699** | **-** | **-** | **122,699** |
| June 30, 2022 | | | | |
| Cash | 567,766 | - | - | 567,766 |
| Short-term investments | 34,978 | - | - | 34,978 |
| | 602,744 | - | - | 602,744 |

**Financial instruments - risk**

The Company is exposed in varying degrees to a variety of financial instrument related risks. Management of the Company approves and monitors the risk management processes. The type of risk exposure and the way in which such exposure is managed is provided as follows:

**Credit risk**

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company is exposed to credit risk on its cash and trade receivables.

The Company minimizes its credit risk on its cash by holding funds with high-credit quality North American banks. Management feels as though the Company's credit risk attributable to the majority of its trade receivables is negligible, as the funds are owed from a hotel group in which an Officer of the Company holds an executive role (note 10).

**Liquidity risk**

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described above.

As at June 30, 2023, all of the Company's financial liabilities are classified as current, and accordingly mature within the next fiscal period. The Company intends to settle these balances with funds from its positive working capital position.

**Interest rate risk**

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk to the extent that the cash maintained at the financial institutions is subject to a floating rate of interest. The interest rate risk on cash is considered insignificant.

**13. Capital management and financial risk management** (continued)

**Financial instruments – risk** (continued)

**Currency risk**

The Company is exposed to currency risk because it holds funds in Canadian Dollars ("CAD"), which, because of fluctuating exchange rates can create gains or losses at the time the funds are converted to United States dollars. The Company has no control over these fluctuations and does not hedge its foreign currency holdings. Based on its June 30, 2023 CAD holdings, every 10% increase or decrease in the exchange rate would have impacted loss for the period by approximately $300 (2022 - $400).

**14. Segmented information**

Currently, the Company primarily operates in one reportable operating segment, being integrating the insurtech software platform to embed its short-term rental and event-based insurance products to the vacation rental, hotels, sports and ticketed events sectors. All of the Company's non-current assets are located in the United States.

For the years ended June 30, 2023, and June 30, 2022, the Company's revenues are comprised of the following:

| | **June 30, 2023 $** | June 30, 2022 $ |
|---|---|---|
| Revenues from short-term rental guest programs | 428,166 | 153,447 |
| Revenues from participant event programs | 235,326 | 184,338 |
| Commissions and other | 11,292 | 7,420 |
| **Total** | **674,784** | 345,205 |

**15. Events after the reporting period**

**(a)** On August 1, 2023, 250,000 stock options exercisable at CAD $0.35 expired unexercised.

**(b)** On September 7, 2023, the Company received loans of CAD $50,000 from two arm's-length parties. The loans bear interest at a rate of 15% per annum, are unsecured, and are repayable on demand.

**(c)** On October 18, 2023, the Company completed a non-brokered private placement whereby 5,744,250 shares were issued at CAD $0.02 per share for gross proceeds of CAD $114,885.